EXHIBIT 10.1

                            DISTRIBUTION AGREEMENT


     DISTRIBUTION AGREEMENT, dated as of June 17, 1999 (this "Agreement"), between IMS HEALTH INCORPORATED, a Delaware corporation ("IMS HEALTH"), and GARTNER GROUP, INC., a Delaware corporation ("Gartner").

     WHEREAS, IMS HEALTH owns, directly and indirectly, as of the close of business on the date hereof, 47,599,105 shares of Class A Common Stock, par value $.0005 per share ("Class A Common Stock"), of Gartner;

     WHEREAS, simultaneously with the execution hereof, Gartner, IMS HEALTH, and GRGI, INC., a Delaware corporation and a wholly owned subsidiary of IMS HEALTH ("Merger Sub"), are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A-1 (the "Recapitalization Agreement"), pursuant to which, among other things, Merger Sub will merge with and into Gartner with the consequent capital stock changes resulting in (i) IMS HEALTH acquiring, in exchange for 40,689,648 shares of Class A Common Stock held by it 40,689,648 shares of a new Class B Common Stock, par value $.0005 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Gartner Common Stock"), of Gartner, which class of stock shall be entitled to elect 80% of the members of the board of directors of Gartner and in all other respects shall be substantially identical to the Class A Common Stock, and (ii) IMS retaining 6,909,457 shares of Class A Common Stock (the "Retained Shares") and the Warrants (as defined herein) to purchase 599,400 shares of Class A Common Stock, and all other stockholders of Gartner retaining all their shares of Class A Common Stock, which class of stock shall be entitled to elect 20% of the members of the board of directors of Gartner (the "Recapitalization");

     WHEREAS, the Board of Directors of IMS HEALTH has determined that it is appropriate, desirable and in the best interests of IMS HEALTH and its stockholders to distribute on the Distribution Date (as defined herein) all the shares of Class B Common Stock that IMS HEALTH will receive in the Recapitalization, on the terms and subject to the conditions set forth in this Agreement, to the holders of record of the Common Stock, par value $.01 per share, of IMS HEALTH ("IMS HEALTH Common Stock"), as of the Distribution Record Date (as defined herein), on a pro rata basis (the "Distribution");

     WHEREAS, the Board of Directors of Gartner has determined that it is appropriate, desirable and in the best interests of Gartner and its stockholders that the Distribution be consummated, and the Recapitalization is a necessary and desirable means to enable the Distribution to occur;

     WHEREAS, IMS HEALTH has received a ruling from the Internal Revenue Service to the effect that the Distribution will be a tax-free distribution within the meaning of Section 355 of the Code (as defined herein);



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     WHEREAS, upon the terms and subject to the conditions of this Agreement, the board of directors of Gartner shall declare the Cash Dividend (as defined herein), payable on a pro rata basis to holders of record of Gartner Common Stock as of the date immediately preceding the Distribution Record Date;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Gartner will commence the Stock Repurchase (as defined herein) after the Distribution for a number of shares of Class A Common Stock and Class B Common Stock equal to 19.99% of the total number of outstanding shares of Gartner Common Stock; and

     WHEREAS, each of IMS HEALTH and GARTNER has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, the Recapitalization, the Cash Dividend and the Stock Repurchase and to set forth other agreements that will govern certain other matters following the Distribution.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


ARTICLE I.  DEFINITIONS

     SECTION I.1 General. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

          (b) "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

          (c) "Agreement Disputes" shall have the meaning set forth in Section 5.1.

          (d) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

          (e) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.



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          (f) "Cash Dividend" shall have the meaning set forth in Section
     2.2(a).

          (g) "Cash Dividend Date" shall mean the date immediately preceding the Distribution Date.

          (h) "Cash Dividend Record Date" shall mean the date immediately preceding the Distribution Record Date.

          (i) "Claims Administration" shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers and the management of the defense of claims.

          (j) "Class A Common Stock" shall have the meaning set forth in the recitals hereto.

          (k) "Class B Common Stock" shall have the meaning set forth in the recitals hereto.

          (l) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

          (m) "Commission" shall mean the U.S. Securities and Exchange
     Commission.

          (n) "Dataquest Agreement" shall mean that certain Acquisition Agreement dated as of November 27, 1995 by and among Gartner Group, Inc., Bosa Acquisition Corp., Gartner Group U.K. Ltd., Gartner Group GMBH, The Dun & Bradstreet Corporation, Dataquest Incorporated, Dataquest Europe Limited and Dataquest GMBH.

          (o) "Declaration Date" shall mean the date, mutually agreed between IMS HEALTH and Gartner, on which (i) the IMS HEALTH Board of Directors shall declare the Distribution, (ii) the Gartner Board of Directors shall declare the Cash Dividend and (iii) the Certificate of Merger effecting the Recapitalization shall be filed with the Secretary of State of the State of Delaware.

          (p) "DGCL" shall mean the General Corporation Law of the State of Delaware.

          (q) "Distribution" shall have the meaning set forth in the recitals hereto.

          (r) "Distribution Agent" shall mean the distribution agent selected by IMS HEALTH to effect the Distribution, which may be Gartner's stock transfer agent.

          (s) "Distribution Date" shall mean the date determined by the Board of Directors of IMS HEALTH following the consummation of the Recapitalization for the


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     mailing of certificates of Class B Common Stock to stockholders of IMS
     HEALTH in the Distribution. The Distribution Date shall be a date as soon as practicable following the Declaration Date, but not more than thirty days after the filing of the Certificate of Merger relating to the Recapitalization.

          (t) "Distribution Record Date" shall mean the date determined by the Board of Directors of IMS HEALTH as the record date for the determination of the holders of record of IMS HEALTH Common Stock entitled to receive shares of Class B Common Stock in the Distribution.

          (u) "Effective Time" shall mean immediately prior to the midnight, New York time, that ends the 24-hour period comprising the Distribution Date.

          (v) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (w) "Financing Commitments" shall have the meaning set forth in
     Section 2.3.

          (x) "Form 8-A" shall mean a Gartner registration statement on Form 8-A pursuant to which the Class B Common Stock shall be registered under the Exchange Act, including all amendments thereto.

          (y) "Gartner" shall have the meaning set forth in the heading of this Agreement.

          (z) "Gartner Business" shall mean each and every business conducted at any time prior to, on or after the Effective Time by Gartner or any current, former, or future Subsidiary of Gartner or other Business Entity controlled by Gartner, whether or not such Subsidiary is a Subsidiary of Gartner or such Business Entity is controlled by Gartner on the date hereof.

          (aa) "Gartner Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by Gartner.

          (bb) "Gartner Group" shall mean Gartner and each Person that is a Subsidiary of Gartner immediately prior to the Effective Time.

          (cc) "Gartner Indemnitees" shall mean Gartner, each member of the Gartner Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

          (dd) "Gartner Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the Gartner Business or the ownership of the assets of the Gartner Business by Gartner, any current,


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     former or future Subsidiary of Gartner or any Business Entity controlled by
     Gartner, whether such Liabilities arise before, on or after the Effective Time and whether known or unknown, fixed or contingent, and shall include, without limitation:

          (i) any and all Liabilities to which IMS HEALTH or its predecessors and successors may become subject arising from or based upon its status or alleged status as a "controlling person" (as defined under Section 15 of the Securities Act and Section 20 of the Exchange Act) of Gartner relating to (a) the Proxy Statement (or any amendment thereto) (except for liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH supplied by IMS HEALTH for inclusion in the Proxy Statement) or (b) any other report or document filed by Gartner with the Commission at any time before, on or after the Effective Time (except for liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH or the IMS HEALTH Business supplied by IMS HEALTH for inclusion in such report or document);

          (ii) any and all Liabilities that are expressly contemplated by this Agreement or the Recapitalization Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Gartner or any member of the Gartner Group or to remain with Gartner or any member of the Gartner Group and any Liabilities under this Agreement for a breach by Gartner of any representation, warranty or covenant herein; and

          (iii) any and all Liabilities which IMS HEALTH or any of its Subsidiaries and any Affiliates may be subject to or which may be asserted against any of them arising from or based upon any sublease by Gartner or a Subsidiary of Gartner or other Business Entity controlled by Gartner of office space in Nanterre, France, Paris, France or Tokyo, Japan where RHD or any of its predecessors or any of their successors or their respective Affiliates occupy space on the premises, including pursuant to any sublease agreement or amendment or other agreement related thereto.

          (ee) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          (ff) "IMS HEALTH Business" shall mean each and every business conducted at any time by IMS HEALTH or any current, former or future Subsidiary of IMS HEALTH (other than Gartner and its Subsidiaries) prior to the Effective Time or other Business Entity controlled by IMS HEALTH (other than Gartner and its Subsidiaries), whether or not such Subsidiary is a Subsidiary of IMS HEALTH or such Business Entity is controlled by IMS HEALTH on the date hereof, except for the Gartner Business.

          (gg) "IMS HEALTH Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by IMS HEALTH.

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          (hh) "IMS HEALTH Common Stock" shall mean the common stock, par value
     $.01 per share, of IMS HEALTH.

          (ii) "IMS HEALTH Distribution" shall mean the distribution of the common stock of IMS HEALTH described in Exhibit 2.1(d)(i).

          (jj) "IMS HEALTH Group" shall mean IMS HEALTH and each Person (other than any member of the Gartner Group) that is a Subsidiary of IMS HEALTH immediately prior to the Effective Time.

          (kk) "IMS HEALTH Indemnitees" shall mean IMS HEALTH, each member of the IMS HEALTH Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except Gartner Indemnitees who would not otherwise be an IMS HEALTH Indemnitee.

          (ll) "IMS HEALTH Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the IMS HEALTH Business or the ownership of the assets of the IMS HEALTH Business by IMS HEALTH, any predecessor entity of IMS HEALTH (and all predecessors thereto) or any Subsidiary of or Business Entity controlled by any such predecessor, any current, former, or future Subsidiary of IMS HEALTH or any Business Entity controlled by IMS HEALTH (other than, in each case, Gartner and its Subsidiaries) whether such Liabilities arise before, on or after the Effective Time and whether known or unknown, fixed or contingent, and shall include, without limitation:

          (i) any and all Liabilities that are expressly contemplated by this Agreement or the Recapitalization Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by IMS HEALTH or any member of the IMS HEALTH Group or to remain with IMS HEALTH or any member of the IMS HEALTH Group and any Liabilities under this Agreement for a breach by IMS HEALTH of any representation, warranty or covenant herein; and

          (ii) any and all Liabilities which Gartner incurs solely as a result of written information relating to IMS HEALTH or the IMS HEALTH Business supplied by IMS HEALTH for inclusion in the Proxy Statement or any report or document filed by Gartner with the Commission.

          (mm) "Indemnifying Party" shall have the meaning set forth in Section 3.3.

          (nn) "Indemnitee" shall have the meaning set forth in Section 3.3.

            (oo) "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and

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     conditions of each of the Shared Policies, the reporting to insurance carriers of any losses or claims, and the distribution of Insurance Proceeds as contemplated by this Agreement.

          (pp) "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          (qq) "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to policy limits, deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

          (rr) "IRS" shall mean the Internal Revenue Service.

          (ss) "IRS Ruling" shall have the meaning set forth in Section
     2.1(b)(i).

          (tt) "IRS Supplemental Ruling" shall mean a ruling from the IRS requested by IMS HEALTH providing, among other things, that neither the Recapitalization nor the Distribution will be taken into account in applying Section 355(e)(2)(A)(ii) of the Code.

          (uu) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or the Recapitalization Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

          (vv) "1996 Distribution Agreement" shall mean the Distribution Agreement among Cognizant Corporation, The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") dated as of October 28, 1996.


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          (ww) "1998 Distribution Agreement" shall mean the Distribution
     Agreement between Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), and IMS HEALTH dated as of June 30, 1998.

          (xx) "NYSE" shall mean the New York Stock Exchange, Inc.

          (yy) "NYSE Listing Application" shall mean the application to be submitted by Gartner to the NYSE for the listing of the Class B Common Stock.

          (zz) "Person" shall mean any natural person, Business Entity, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.

          (aaa) "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          (bbb) "Proxy Statement" shall have the meaning set forth in the Recapitalization Agreement.

          (ccc) "Recapitalization" shall have the meaning set forth in the recitals hereto.

          (ddd) "Recapitalization Agreement" shall have the meaning set forth in the recitals hereto.

          (eee) "Retained Shares" shall have the meaning set forth in the recitals hereto.

          (fff) "Required Consents" shall have the meaning set forth in Section 4.5.

          (ggg) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (hhh) "Share Increase" shall have the meaning set forth in the Recapitalization Agreement.

          (iii) "Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of IMS HEALTH or any Subsidiary of IMS HEALTH immediately prior to the Effective Time which relate to the Gartner Business and the IMS HEALTH Business.

          (jjj) "Stock Repurchase" shall have the meaning set forth in Section 2.2(b).


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          (kkk) "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

          (lll) "Third Party Claim" shall have the meaning set forth in Section 3.3.

          (mmm) "Transition Services Agreement" shall mean the Amended and Restated Transition Services Agreement dated as of June 30, 1998, among The Dun & Bradstreet Corporation, The New Dun & Bradstreet Corporation, NMR, IMS HEALTH, ACNielsen Corporation and Gartner.

          (nnn) "Warrants" shall mean the Warrant dated as of November 1, 1996 and amended as of February 20, 1999 issued by Gartner exercisable for 539,460 shares of Class A Common Stock as of the date hereof and the Warrant dated as of November 1, 1996 and amended as of February 20, 1999 issued by Gartner exercisable for 59,940 shares of Class A Common Stock as of the date hereof.

          (ooo) "Warrant Shares" shall mean the shares of Class A Common Stock issuable by Gartner pursuant to the Warrants.

     SECTION I.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.


ARTICLE II. DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS AND
            REPRESENTATIONS AND WARRANTIES

     SECTION II.1 The Distribution and Other Transactions.

     (a) The Distribution. Subject to the conditions set forth in Section 2.1(b) of this Agreement, on the Declaration Date the Board of Directors of IMS HEALTH shall declare the Distribution upon the terms set forth in this Agreement. To effect the Distribution, IMS HEALTH shall cause the Distribution Agent to distribute, on or as soon as practicable following

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the Distribution Date, on a pro rata basis and taking into account Section
2.1(c), to the holders of record of IMS HEALTH Common Stock on the Distribution Record Date, all shares of Class B Common Stock held by IMS HEALTH on the Distribution Date. During the period commencing on the date the certificates representing shares of Class B Common Stock are delivered to the Distribution Agent and ending upon the date(s) on which certificates evidencing such shares are mailed to holders of record of IMS HEALTH Common Stock on the Distribution Record Date or on which fractional shares of Class B Common Stock are sold on behalf of such holders, the Distribution Agent shall hold the certificates representing shares of Class B Common Stock on behalf of such holders. IMS HEALTH shall deliver to the Agent the share certificates representing the shares of Class B Common Stock held by IMS HEALTH which are to be distributed to the holders of IMS HEALTH Common Stock in the Distribution. IMS HEALTH agrees to reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the Distribution. Gartner agrees, if required by IMS HEALTH, to provide all certificates evidencing shares of Class B Common Stock that IMS HEALTH shall require in order to effect the Distribution.

     (b) Conditions to the Distribution. The IMS HEALTH Board of Directors shall declare the Distribution on the Declaration Date following the satisfaction or waiver by IMS HEALTH, as determined by IMS HEALTH in its sole discretion, of the conditions set forth below:

          (i) The private letter ruling received from the IRS providing that, among other things, the Recapitalization and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling") shall continue in effect; and IMS HEALTH and Gartner shall have complied with all provisions set forth in the IRS Ruling, the request for the IRS Supplemental Ruling and, if granted prior to such time, the IRS Supplemental Ruling, in each case, that are required to be complied with prior to the Declaration Date;

          (ii) Any material governmental approvals and consents necessary to consummate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement shall have been obtained and shall be in full force and effect;

          (iii) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement shall be in effect and no other event outside the control of IMS HEALTH shall have occurred or failed to occur that prevents the lawful consummation of the Distribution;

          (iv) The Recapitalization, the Cash Dividend, the Stock Repurchase and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;


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          (v) Each of Gartner and IMS HEALTH shall have received all the
     Required Consents;

          (vi) All conditions to the Recapitalization shall have been satisfied or waived and no circumstances shall exist that would reasonably be expected to prevent the consummation of the Recapitalization immediately following the declaration of the Distribution;

          (vii) The Cash Dividend shall be declared by the Board of Directors of Gartner substantially simultaneously with the declaration of the Distribution and no circumstances shall exist that would reasonably be expected to prevent the prompt payment of the Cash Dividend;

          (viii) The Stock Repurchase shall have been authorized and not revoked by the Board of Directors of Gartner, or shall be so authorized simultaneously with the declaration of the Distribution and shall be committed to by Gartner to the satisfaction of IMS HEALTH;

          (ix) The Form 8-A shall have been filed with the Commission and there shall be no impediment to the certification by the NYSE to the Commission of the listing of the Class B Common Stock;

          (x) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (xi) Each of the representations and warranties of Gartner set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and Gartner shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Recapitalization Agreement at or prior to the Declaration Date; and IMS HEALTH shall have received a certificate of the chief executive officer of Gartner as to the foregoing;

          (xii) IMS HEALTH shall have received copies of the Financing Commitments from Gartner, Gartner shall have complied with Section 2.3 hereof, and IMS HEALTH, acting reasonably, shall be satisfied that funds available pursuant to such Financing Commitments, together with funds internally available to Gartner, shall be sufficient to consummate the Cash Dividend and the Stock Repurchase;

          (xiii) All actions and other documents and instruments reasonably necessary in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to IMS HEALTH; and



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The foregoing conditions are for the sole benefit of IMS HEALTH and shall not give rise to or create any duty on the part of IMS HEALTH to waive or not waive any such condition.

     (c) Sale of Fractional Shares. IMS HEALTH shall appoint the Distribution Agent as agent for each holder of record of IMS HEALTH Common Stock who would receive in the Distribution any fractional share of Class B Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each stockholder of IMS HEALTH who would otherwise have received a fractional share. IMS HEALTH shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional shares of Class B Common Stock and the distribution of the proceeds thereof in accordance with this Section 2.1(c).

     (d) Undertaking of Gartner. On or prior to the Distribution Date, Gartner will undertake (i) to each of RHD and ACNielsen to be jointly and severally liable for all "Cognizant Liabilities" (as defined in the 1996 Distribution Agreement) under the 1996 Distribution Agreement pursuant to an undertaking substantially in the form of Exhibit 2.1(d)(i) hereto, and (ii) to Nielsen Media Research, Inc. ("NMR") to be jointly and severally liable for all "IMS HEALTH Liabilities" (as defined in the 1998 Distribution Agreement) under the 1998 Distribution Agreement pursuant to an undertaking substantially in the form of
Exhibit 2.1(d)(ii) hereto. IMS HEALTH (together with its successors and permitted assigns, jointly and severally) will indemnify Gartner against any and all liabilities to RHD, ACNielsen and NMR (including fees and expenses of counsel, which will be reimbursed as incurred) which Gartner or its successors and permitted assigns may become subject as a result of the undertakings referred to herein. This provision is not intended to limit in any respect any of Gartner's obligations under Section 3.1 hereof with respect to Gartner Liabilities.

     (e) Other Actions. (i) IMS HEALTH shall prepare and mail, at such time as determined by IMS HEALTH, to the holders of IMS HEALTH Common Stock, such information concerning Gartner, its business, operations and management, the Distribution and the tax consequences thereof and such other matters as IMS HEALTH shall reasonably determine or as may be required by law. IMS HEALTH shall give Gartner and its counsel reasonably appropriate advance opportunity to review such document and shall consider in good faith any comments Gartner timely delivers to IMS HEALTH with respect to such information. Gartner agrees to cooperate with IMS HEALTH in the preparation of, and provide any information reasonably requested by IMS HEALTH for inclusion in, such mailing. Gartner shall cause its officers to certify in writing to IMS HEALTH that all information provided to IMS HEALTH for such mailing is true and accurate in all material respects. IMS HEALTH and Gartner will prepare, and Gartner will, to the extent required under applicable law, file with the Commission any such documentation, including any no action letters or other requests for interpretive or regulatory assistance, if any, which IMS HEALTH and Gartner reasonably determine are necessary or desirable to effectuate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement and IMS HEALTH and Gartner shall each use its commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (ii) IMS HEALTH and Gartner shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement.

          (iii) Gartner shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing on the NYSE of the Class B Common Stock to be distributed in the Distribution, subject to official notice of issuance. IMS HEALTH shall provide, upon request by Gartner, information reasonably necessary to Gartner for its preparation and filing of such application.

          (iv) Subject to Section 2.1(e)(vii), Gartner shall prepare and file the Form 8-A (which may include or incorporate by reference information contained in the Proxy Statement) with the Commission as promptly as practicable following the execution hereof, and shall use its commercially reasonable efforts to cause the Form 8-A to become effective under the Exchange Act immediately following the consummation of the Recapitalization or as soon thereafter as practicable. IMS HEALTH shall provide, upon request by Gartner, information reasonably necessary to Gartner for its preparation and filing of such Form 8-A.

          (v) On or prior to the Distribution Date, each of IMS HEALTH and Gartner shall take those actions and consummate those other transactions in connection with the Distribution that are contemplated by the IRS Ruling, the ruling request therefor or any related submissions by IMS HEALTH to the IRS (which shall have been reviewed by Gartner), including, to the extent applicable, the IRS Supplemental Ruling and the request therefor.

          (vi) In addition to those matters specifically set forth above, IMS HEALTH and Gartner also shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.1(b) to be satisfied and to effect the Distribution on the Distribution Date.

          (vii) Until the Distribution Date, Gartner agrees that prior to filing with the Commission any report or other document that contains any disclosure relating to the Distribution, this Agreement, the Recapitalization Agreement or any of the transactions contemplated hereby or thereby, it shall give IMS HEALTH and its counsel reasonably appropriate advance opportunity to review such report or other document and shall consider in good faith any comments IMS HEALTH may deliver to Gartner with respect to or for inclusion in such report or document.

          (viii) Prior to the Distribution Date, Gartner shall not amend, and the Gartner Board of Directors shall not approve any amendment to, Gartner's restated Certificate of Incorporation or By-Laws, other than the amendments that will take effect upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Recapitalization in accordance with the terms of the Recapitalization Agreement.

          (ix) IMS HEALTH agrees to be present in person or by proxy at each and every stockholders meeting of Gartner at which the Recapitalization, the Governance Provisions and the Share Increase (each as defined in the Recapitalization Agreement) are submitted to the stockholders of Gartner for consideration at such meeting, and to vote, or cause to be voted, all shares of Gartner Class A Common Stock owned directly or indirectly by it and its Subsidiaries in favor of the Recapitalization, the Governance Provisions and the Share Increase; provided that the Governance Provisions and the Share Increase are to become effective solely upon the effectiveness of the Merger; and similarly to execute any written consent submitted to stockholders by Gartner in favor of the Recapitalization, the Governance Provisions and the Share Increase.

          (x) Effective upon the consummation of the Distribution, the Stockholder's Agreement dated as of March 19, 1993, between Gartner and The Dun & Bradstreet Corporation and the Amended and Restated Registration Agreement dated as of March 19, 1993, among Gartner, The Dun & Bradstreet Corporation, D&B Enterprises, Inc. and Gideon I. Gartner shall each automatically terminate and become void and of no further force or effect.

          (xi) Except as expressly provided otherwise herein, all agreements and arrangements existing on the date hereof between IMS HEALTH or any of its Subsidiaries on the one hand and Gartner and any of its Subsidiaries on the other hand, whether written or oral, including those relating to the purchase and sale of products and services, shall continue in full force and effect in accordance with their terms and consistent with past practice from the date hereof, through the Distribution Date and thereafter.

          (xii) Nothing contained in this Agreement shall in any way affect the relative rights and liabilities of the parties to the Dataquest Agreement.


     SECTION II.2 The Cash Dividend and the Stock Repurchase.

     (a) The Cash Dividend. Subject to the conditions set forth in Section 2.2(c) of this Agreement, on the Declaration Date the Board of Directors of Gartner shall declare a pro rata cash dividend to all holders of record of Gartner Common Stock as of the Cash Dividend Record Date in the aggregate amount of $125 million (the "Cash Dividend").

     (b) Stock Repurchase. Subject to the conditions set forth in Section 2.2(c) of this Agreement, Gartner shall, as soon as practicable following completion of the Recapitalization and the Distribution, in compliance with the rules and regulations of the Commission, including Regulation 13E under the Exchange Act, commence a "Dutch auction" tender offer (the "Self Tender Offer") for a number of shares of Class A Common Stock and Class B Common Stock in the aggregate equal to at least 15% of the total number of shares of Gartner Common Stock outstanding immediately following the Distribution (the "Minimum Self Tender Amount"), with such purchases allocated between shares of Class A Common Stock and Class B Common Stock on a pro rata basis based on the relative numbers of shares of such classes outstanding immediately following the Distribution ("Pro Rata"). Subject to the previous sentence, Gartner shall acquire all shares properly tendered in response to such Self Tender Offer as promptly as practicable following commencement thereof, subject to reasonable and customary conditions and other terms and reasonable range of purchase prices based on recent trading prices of Gartner Class A and Class B Common Stock, which conditions, terms and ranges shall be determined by the Board of Directors of Gartner in good faith. Subject to the conditions set forth in Section 2.2(c) of this Agreement, Gartner shall, as soon as practicable following completion of the Self Tender Offer, in compliance with the rules and regulations of the Commission, including Rule 10b-18 under the Exchange Act, purchase through an open-market stock purchase program an amount of shares of Common Stock equal to (i) 4.99% of the number of shares of Gartner Common Stock plus or minus (ii) the amount, if any, by which the Minimum Self Tender Amount is less than or exceeds, respectively, the number of shares of Gartner Common Stock actually purchased in the Self Tender Offer (the "Minimum Open Market Amount"), with such purchases allocated Pro Rata between shares of Class A Common Stock and Class B Common Stock (the "Open Market Repurchase Program" and, together with the Self Tender Offer, the "Stock Repurchase"). Gartner shall commence the Open Market Repurchase Program as promptly as practicable (subject to market conditions) after the Self Tender Offer and shall in any event complete the Open Market Repurchase Program in an orderly manner within two years after the Distribution Date. Gartner agrees that it will not repurchase any shares of Class A Common Stock or Class B Common Stock in the Self Tender Offer beneficially owned by any of its directors or officers and will not knowingly repurchase any shares of Class A Common Stock or Class B Common Stock in the Stock Repurchase beneficially owned by any of its directors or officers (it being understood that in the case of the Open Market Repurchase Program effected through brokers, Gartner shall be deemed not to have knowledge of the identity of any seller).

     (c) Conditions of the Cash Dividend and Stock Repurchase. The obligation of the Board of Directors of Gartner to declare the Cash Dividend on the Declaration Date and consummate the Stock Repurchase following completion of the Recapitalization and the declaration of the Distribution shall be conditioned upon the satisfaction or waiver by Gartner, as determined by Gartner in its sole discretion, of the following conditions:

          (i) The IRS Ruling shall continue in effect; and IMS HEALTH shall have complied with all provisions set forth in the IRS Ruling, the request for the IRS Supplemental Ruling and, if granted prior to such time, the IRS Supplemental Ruling that, in each case, are required to be complied with by it prior to the Declaration Date;

          (ii) All conditions to the Recapitalization shall have been satisfied or waived and no circumstances shall exist that would reasonably be expected to prevent the consummation of the Recapitalization immediately following the declaration of the Cash Dividend;

          (iii) The Distribution shall be declared by the Board of Directors of IMS HEALTH substantially simultaneously with the declaration of the Cash Dividend and no circumstances shall exist that would reasonably be expected to prevent the prompt consummation of the Distribution;

          (iv) Any material governmental approvals and consents necessary to consummate the Cash Dividend or the Stock Repurchase, as the case may be, shall have been obtained and shall be in full force and effect;

          (v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition in each case preventing the consummation of the Cash Dividend, the Stock Repurchase or the Distribution shall be in effect, and no other event outside the control of Gartner shall have occurred or failed to occur that prevents the lawful consummation of the Cash Dividend, the Stock Repurchase or the Distribution;

            (vi) The Recapitalization, the Cash Dividend, the Stock Repurchase and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;

            (vii) The Form 8-A shall have been filed with the Commission and there shall be no impediment to the certification by NYSE to the Commission of the listing of the Class B Common Stock;

            (viii) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

            (ix) Each of the representations and warranties of IMS HEALTH set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and IMS HEALTH shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Recapitalization Agreement at or prior to the Declaration Date; and Gartner shall have received a certificate of the chief executive officer of IMS HEALTH as to the foregoing;

            (x) All actions and other documents and instruments reasonably necessary in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to Gartner; and

            (xi) Each of Gartner and IMS HEALTH shall have received all the Required Consents.

The foregoing conditions are for the sole benefit of Gartner and shall not give rise to or create any duty on the part of Gartner to waive or not waive any such condition.

     (d) Certain Limitations on Expenditures by Gartner. Until such time as the Cash Dividend is paid to Gartner's stockholders, Gartner shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of IMS HEALTH, (i) pay any other cash dividends on any of its capital stock, (ii) repurchase any shares of its capital stock, except purchases necessary to offset
(x) exercises of pre-existing employee stock options and (y) stock issuances under Gartner's Employee Stock Purchase Plan, or (iii) acquire any Assets or securities or make any capital expenditures which, when aggregated with any acquisition of Assets or securities or capital expenditures made since November 12, 1998, utilize more than $120 million in cash in the aggregate, excluding (1) transfers between Gartner and any direct or indirect wholly-owned Subsidiary of Gartner or between direct or indirect wholly-owned Subsidiaries of Gartner, (2) cash payments under Net Share-Settled Forward Purchase Contracts entered into with DMG Securities as set forth in Schedule 2.2(d) into prior to November 12, 1998 and not amended subsequent to such date and (3) up to $30 million of capital contributions to investments by the venture fund known as the SI Fund, of which Gartner is the sole limited partner.

     SECTION II.3 Financing.

     (a) Gartner hereby represents and warrants to IMS HEALTH that it has secured financing commitments which, when added to its available cash and reasonably anticipated cash flow through the Declaration Date, will permit payment of the Cash Dividend and the completion of the Stock Repurchase, with sufficient cash available to meet the needs of Gartner's business, and which are subject only to customary conditions (the "Financing Commitments") and has provided copies of such Financing Commitments to IMS HEALTH.

     (b) As promptly as practical following the date hereof, Gartner shall negotiate and execute definitive loan agreements for the financing contemplated by the Financing Commitments, which agreements shall make the funds to be borrowed thereunder available to Gartner with only customary conditions. Gartner shall provide copies of such loan agreements to IMS HEALTH and shall provide such other documents and information in connection therewith as IMS HEALTH shall reasonably request.

     (c) Gartner shall be responsible for all fees and expenses of the lenders and other advisors in obtaining the Financing Commitments; provided, however, that, in the event the Financing Commitments are obtained more than 60 days in advance of the payment date for the Cash Dividend, IMS HEALTH shall be responsible for one-half of the amount by which the commitment fee for the Financing Commitments exceeds the commitment fee that would have been payable under the Financing Commitments if they were obtained 60 days in advance of the payment date for the Cash Dividend.

     SECTION II.4 Certain Limitations on Actions by IMS HEALTH. The parties agree that under the IRS Ruling IMS HEALTH is obligated to dispose of the Retained Shares and the Warrant Shares as quicky as feasible and in this regard the parties agree that, subject to representations and undertakings made by IMS HEALTH after the date hereof in order to obtain the IRS Supplemental Ruling,

     (a) IMS HEALTH (i) shall not sell, transfer or otherwise dispose of, or issue any derivative security with respect to, the Retained Shares or the Warrant Shares for the period of 90 days following the Distribution Date and
(ii) thereafter will not sell, transfer or otherwise dispose of, or issue any derivative security with respect to any Retained Shares or Warrant Shares, except (x) sales on the NYSE of Retained Shares or Warrant Shares in an amount

(collectively) in any day in excess of 25% of the average daily trading volume of the Gartner Common Stock for the immediately preceding four weeks as reported on the NYSE composite tape (excluding shares sold, transferred or otherwise disposed of on the NYSE by IMS HEALTH or as to which IMS HEALTH issues a derivative security that trades on the NYSE, in each case, during such four week period), (y) in transactions which the parties agree in good faith would not reasonably be expected to have an adverse impact on the trading prices of the Gartner Common Stock as reported on the NYSE composite tape and (z) sales of shares to any institutional investor who agrees in writing not to sell, transfer or otherwise dispose of, or issue any derivative security with respect to, such shares until the later of 30 days from the date of such sale or the one year anniversary of the Declaration Date; and

     (b) following the Distribution, in all matters requiring a vote of the holders of Class A Common Stock at any stockholder meeting or by written consent of the stockholders for such time as IMS HEALTH holds the Retained Shares, IMS HEALTH will vote the Retained Shares and any Warrant Shares in proportion to the votes cast by all other holders of Class A Common Stock voting.

     SECTION II.5 Declaration Date; Further Assurances. (a) The parties agree that the Declaration Date shall occur as soon as reasonably practicable following the satisfaction or waiver of the conditions to the declaration of the Distribution set forth in Section 2.1(b) (other than the declaration of the Cash Dividend) and the conditions to the declaration of the Cash Dividend set forth in Section 2.2(c) (other than the declaration of the Distribution). The parties shall cause their respective Boards of Directors to meet telephonically or at the same location on the Declaration Date and each shall take such corporate action at such meeting as shall be required to effect the transactions contemplated hereby and by the Recapitalization Agreement. Immediately following such meetings, Gartner shall take all actions required to consummate the Recapitalization in accordance with the terms of the Recapitalization Agreement, including the filing of the Certificate of Merger relating to the Recapitalization with the Secretary of State of the State of Delaware.

     (b) In case at any time after the date hereof any further action is reasonably necessary or desirable to carry out the Recapitalization, Cash Dividend, Distribution or Stock Repurchase or any other purpose of this Agreement or the Recapitalization Agreement, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, IMS HEALTH and Gartner shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Recapitalization Agreement, including all applicable governmental and regulatory filings.

     SECTION II.6 Representations and Warranties. (a) Gartner hereby represents and warrants to IMS HEALTH as follows:

          (i) Organization; Good Standing. Gartner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of

     Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

          (ii) Authorization. The execution, delivery and performance by Gartner of this Agreement and the Recapitalization Agreement and the consummation by Gartner of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Gartner, other than the formal declaration of the Cash Dividend, formal initiation of the Stock Repurchase and the approval of the Recapitalization by the stockholders of Gartner. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Gartner pursuant to this Agreement or the Recapitalization Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of Gartner, enforceable against Gartner in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (iii) Consents and Filings. Except (w) for the NYSE Listing Application, (x) the IRS Ruling, (y) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (z) for the filing of the Proxy Statement and the Form 8-A and any other reports or documents required to be filed under the Exchange Act, no consent of, or filing with, any Governmental Entity which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by Gartner, and the consummation by Gartner of the transactions contemplated hereby or thereby.

          (iv) Noncontravention. The execution, delivery and performance of this Agreement and the Recapitalization Agreement by Gartner does not, and the consummation by Gartner of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule or regulation, (y) violate any provision of the Certificate of Incorporation or By-Laws of Gartner, or (z) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Gartner or any of its Subsidiaries is a party or by which any of them are bound.

          (v) Litigation. There are no actions or suits against Gartner pending, or to the knowledge of Gartner, threatened which seek to, and Gartner is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent Gartner from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

          (vi) Change of Control Adjustments. None of the Recapitalization, Cash Dividend, Stock Repurchase or Distribution or any of the other transactions contemplated hereby or by the Recapitalization Agreement will constitute a "change of control" or otherwise result in the increase or acceleration of any benefits, including to employees of Gartner, under any agreement to which Gartner or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

          (vii) Surplus and Solvency. Gartner has on the date hereof, and at the Declaration Date and the Cash Dividend Date will have, surplus (as defined in and computed in accordance with Sections 154 and 244 of the DGCL) in excess of the amounts of cash required to effect the Cash Dividend and Stock Repurchase. Gartner is on the date hereof, and immediately after the payment of the Cash Dividend will be, and at all times during the period it is effecting the Stock Repurchase will be, Solvent. For purposes of this
     Section 2.7(a)(vii), "Solvent" means, at any date of determination, (x) the fair saleable value of Gartner's consolidated assets will exceed Gartner's consolidated liabilities as of such date, (y) Gartner will not have as of such date an unreasonably small amount of capital with which to conduct its business and (z) Gartner will be able to pay its debts as they mature.

          (viii) Certain Transactions. Except for transactions or other actions that occurred prior to July 1, 1997 or that are described in Schedule 2.6(a), neither Gartner nor any other member of the Gartner Group has engaged in any transaction or taken any other action through the date hereof involving or relating to the stock of Gartner or options, warrants or other rights to acquire stock of Gartner. None of the transactions and other actions described in Schedule 2.6(a) which occurred prior to October 1, 1998 (the "Proposal Date") were undertaken by Gartner in contemplation of the Distribution or are related to the Distribution (the parties agree that the concept of the Distribution was solely conceived by IMS HEALTH and first communicated to Gartner on the Proposal Date), and all transactions and actions by Gartner described in Schedule 2.6(a) which occurred between the Proposal Date and the date hereof were undertaken in the ordinary course of business, and if other than compensatory stock plan issuances, were pursuant to a letter of intent which was executed by Gartner prior to the Proposal Date.

     (b) IMS HEALTH hereby represents and warrants to Gartner as follows:

          (i) Organization; Good Standing. IMS HEALTH is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

          (ii) Authorization. The execution, delivery and performance by IMS HEALTH of this Agreement and the Recapitalization Agreement and the consummation by IMS HEALTH of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of IMS HEALTH, other than the formal declaration of the Distribution. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by IMS HEALTH pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of IMS HEALTH, enforceable against IMS HEALTH in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (iii) Consents and Filings. Except (x) for the IRS Ruling, and (y) as required under the HSR Act and any other reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Entity which has not been obtained or made is required to be obtained or made by IMS HEALTH for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by IMS HEALTH, and the consummation by IMS HEALTH of the transactions contemplated hereby or thereby.

          (iv) Noncontravention. The execution, delivery and performance of this Agreement and the Recapitalization Agreement by IMS HEALTH does not, and the consummation by IMS HEALTH of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule or regulation, (y) violate any provision of the Certificate of Incorporation or By-Laws of IMS HEALTH or (z) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which IMS HEALTH or any of its Subsidiaries is a party or by which any of them are bound.

          (v) Litigation. There are no actions or suits against IMS HEALTH pending, or to the knowledge of IMS HEALTH, threatened which seek to, and IMS HEALTH is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent IMS HEALTH from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

     Section 2.7. Certain Post-Distribution Transactions. (a)(i) Gartner and IMS HEALTH shall each comply and shall cause its Subsidiaries to comply with and otherwise not take action inconsistent with each representation made by such respective party to the IRS in connection with the requests by IMS HEALTH for the IRS Ruling and the IRS Supplemental Ruling, if any, and (ii) until two years after the Distribution Date, Gartner will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

     (b) If Gartner (or any of its Subsidiaries) fails to comply with any of its obligations under Section 2.7(a) above or takes any action or fails to take any required action, and such failure to comply, action or omission contributes to a determination that the

Distribution fails to qualify under Section 355(a) of the Code or that the Gartner shares fail to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code, then Gartner shall indemnify and hold harmless IMS HEALTH and each member of the consolidated group of which IMS HEALTH is a member and the shareholders of IMS HEALTH from and against any and all federal, state and local taxes, including any interest, penalties or additions to tax, imposed upon or incurred by IMS HEALTH, any member of its group or any stockholder of IMS HEALTH as a result of the failure of the Distribution to qualify under Section 355(a) of the Code or the application of Section 355(e) (any such tax, interest, penalty or addition to tax, an "IMS HEALTH Tax Liability"); provided however that, notwithstanding any other provision of this Agreement, Gartner shall not be required to indemnify and hold harmless, and shall have no liability to, IMS HEALTH or any member of the consolidated group of which IMS HEALTH is a member or any stockholder of IMS Health for any such IMS HEALTH Tax Liability imposed or incurred (or that would have been imposed or incurred) solely as a result of

          (i) the Recapitalization and the Distribution,

          (ii) sales or other dispositions of Gartner Common Stock or warrants to purchase Gartner Common Stock by IMS HEALTH or any affiliate or IMS HEALTH after the Distribution Date,

          (iii) repurchases by Gartner pursuant to and in compliance with
     Section 2.2(b) of this Agreement or the repurchases that are set forth in the IRS Ruling, or the request for the IRS Supplemental Ruling or, if granted at such time, the IRS Supplemental Ruling or any other IRS ruling that may be obtained by IMS HEALTH substantially similar to the requested IRS Supplemental Ruling,

          (iv) issuances by Gartner after the date hereof through the second anniversary of the Distribution Date of stock options and other stock awards under compensatory stock programs, in the ordinary course of business and consistent with past practice, to acquire an amount of Class A Common Stock equal to or less than 4% of the outstanding Gartner Common Stock on the date hereof,

          (v) issuances by Gartner after the second anniversary of the Distribution Date of stock options and other stock awards under compensatory stock programs, unless, in the case of any such issuance, such issuance was pursuant to a plan, undertaking or understanding adopted or entered into during such two-year period and not exempt under clause (iv) hereof,

          (vi) issuances by Gartner of Class A Common Stock after the date hereof pursuant to the exercise of outstanding stock options and other rights under compensatory stock programs existing at the date hereof,

          (vii) issuances by Gartner of Class A Common Stock after the date hereof pursuant to the exercise of stock options and other rights referred to in clauses (iv) or (v) hereof,

          (viii) issuances by Gartner of Class A Common Stock after the date hereof and within two years following the Distribution Date (other than issuances excluded under clauses (vi) or (vii)) that, in the aggregate, amount to 1% or less of the outstanding Gartner Common Stock on the date hereof,

          (ix) issuances by Gartner of Class A Common Stock after the second anniversary of the Distribution Date, unless, in the case of any such issuance, such issuance was pursuant to a plan, undertaking or understanding adopted or entered into during such two-year period and not exempt under clause (viii) hereof,

          (x) transactions prior to the date hereof that are described in
     Schedule 2.6(a),

          (xi) transactions or any series of related transactions in Gartner Common Stock before or after the Distribution Date by any person or group (as defined under the Exchange Act) unless such transactions result in such person or group acquiring holdings of Gartner capital stock sufficient to allow such person or group to elect a majority of the Board of Directors of Gartner,

          (xii) issuances of Gartner Common Stock upon any exercise or exercises of the Warrants,

          (xiii) dispositions of shares of Gartner Common Stock by the holders thereof, or

          (xiv) any combination of the transactions described in clauses (i) through (xiii) of this Section 2.7(b).

     Notwithstanding the foregoing, Gartner shall not indemnify IMS HEALTH for any IMS HEALTH Tax Liability that results from any inaccuracy or incompleteness in any representation made by IMS HEALTH to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling or failure by IMS HEALTH to comply with any representation or undertaking by IMS HEALTH to the IRS in connection with the IRS Ruling, the IRS Supplemental Ruling or any requests therefor.

     (c) In the event the IRS Supplemental Ruling is issued providing that grants and exercises of stock options and other stock rights under compensatory benefit plans of Gartner will not be taken into account in applying Section 355(e)(2)(A)(ii) (the "Stock Award Relief"), then (i) the limitation of Section 2.7(b)(iv) shall be expanded to permit the unlimited grant of stock options and other stock awards after the date hereof in the ordinary course of business and
(ii) the limitation on issuances of Class A Common Stock in Section 2.7(b)(viii) shall be expanded from 1% or less to 3.5% or less of the outstanding Gartner Common Stock on the Distribution Date. Gartner agrees not to seek any private letter ruling seeking the relief sought in the IRS Supplemental Ruling request other than a private letter ruling (i) seeking the Stock Award Relief or (ii) providing that section (b)(4)(B) of the certificate of incorporation of Gartner to be effective upon consummation of the Recapitalization, which relates to the voting ability of any person or group beneficially owning 15% of more of the outstanding shares of the Class B Common Stock, will not have any adverse effect on the IRS Ruling and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH. Subject to the last sentence of this Section 2.7(c), in the event a private letter ruling is issued by the IRS to Gartner providing the Stock Award Relief and such ruling is in form and substance satisfactory to IMS HEALTH in its good faith judgment, then (i) the limitation of Section 2.7(b)(iv) shall be expanded to permit the unlimited grant of stock options and other stock awards after the date hereof in the ordinary course of business and (ii) the limitation on issuances of Class A Common Stock in Section 2.7(b)(viii) shall be expanded from 1% or less to 3.5% or less of the outstanding Gartner Common Stock on the date hereof. In no event shall Gartner file with, or otherwise make to, the IRS a request for a private letter ruling providing for the Stock Award Relief prior to the Distribution Date.


ARTICLE III.  INDEMNIFICATION

     SECTION III.1 Indemnification by Gartner. (a) Gartner shall indemnify, defend and hold harmless the IMS HEALTH Indemnitees from and against any and all Gartner Liabilities or third party allegations of Gartner Liabilities.

     (b) Gartner shall indemnify, defend and hold harmless the IMS HEALTH Indemnitees and the shareholders of IMS HEALTH from and against any liability of any member of the IMS HEALTH Group or any shareholder of IMS HEALTH arising from any inaccuracy in, or failure by Gartner to comply with, any representation made by Gartner to the IRS in connection with the requests by IMS HEALTH for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, Gartner shall not indemnify IMS HEALTH, any IMS HEALTH Indemnitee or any shareholder of IMS HEALTH for any liability that results from any inaccuracy or incompleteness in any representation made by IMS HEALTH to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by IMS HEALTH to comply with any representation made by IMS HEALTH to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling.

     SECTION III.2 Indemnification by IMS HEALTH. (a) Except as otherwise specifically set forth in any provision of this Agreement, IMS HEALTH shall indemnify, defend and hold harmless the Gartner Indemnitees from and against any and all IMS HEALTH Liabilities or third party allegations of IMS HEALTH Liabilities.

     (b) IMS HEALTH shall indemnify, defend and hold harmless the Gartner Indemnitees from and against (i) any and all federal, state and local taxes, including any interest, penalties or additions to tax, that result solely from the Recapitalization or from the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or other tax law and (ii) any liability of any member of the Gartner Group arising solely from any inaccuracy in, or failure by IMS Health to comply with, any representation made by IMS Health to the IRS in connection with the requests by IMS Health for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, IMS HEALTH shall not indemnify Gartner or any Gartner Indemnitee for any liability that results from any inaccuracy or incompleteness in any representation made by Gartner to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by Gartner to comply with any representation made by Gartner to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling.

     SECTION III.3 Procedures for Indemnification in Third Party Claims.

     (a) Third Party Claims. If a claim or demand is made against a Gartner Indemnitee or an IMS HEALTH Indemnitee (each, an "Indemnitee") by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to the terms hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     If a Third Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section 3.1 or Section 3.2 hereof, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

     In no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which will not be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

     Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     (b) Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (c) Remedies Not Exclusive. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     SECTION III.4 Indemnification Payments. Indemnification required by this
Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

ARTICLE IV.  COVENANTS

     SECTION IV.1 Access to Information. (a) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of Gartner and IMS HEALTH shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to such other party's performance of its obligations under this Agreement or the Recapitalization Agreement or such party's financial, tax and other reporting obligations.

     (b) A party providing information or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.

     SECTION IV.2 Confidentiality. Each of Gartner and its Subsidiaries and IMS HEALTH and its Subsidiaries shall keep, and shall cause its employees, consultants, advisors and agents to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (A) such information is then in the public domain through no fault of such party or (B) such information has been lawfully acquired from other sources by such party or (C) this Agreement or the Recapitalization Agreement or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) to the extent such information (i) relates to or was acquired during the period up to the Effective Time or pursuant to Section 4.1, or (ii) is based upon or is derived from information described in the preceding clause (i), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

     SECTION IV.3 Standstill. (a) Subject to Sections 4.3(b) and 4.3(c), each of IMS HEALTH and Gartner agree not to solicit, initiate or encourage the commencement of negotiations or continue any current negotiations regarding any proposal for the acquisition by any third party of any shares of capital stock of Gartner (other than issuances of common stock by Gartner pursuant to employee stock plans in the ordinary course of business) or the acquisition of Gartner through any other means including a merger or purchase of assets (an "Acquisition Proposal") until the earlier to occur of the termination of this Agreement or the time at which the Distribution is consummated; provided, however, that IMS HEALTH may respond to any unsolicited inquiries or proposals solely to indicate that it is bound by this Section 4.3.

     (b) IMS HEALTH shall be relieved of its obligations under Section 4.3(a) if any of the following occur:

          (i) Gartner fails to comply with its obligations with respect to the Financing Commitments set forth in Section 2.3 hereof in a manner that would reasonably be expected to permit consummation of the Distribution (A) on or prior to July 31, 1999 or (B) if, without violation of the foregoing, the Distribution is not consummated by such date, as promptly as possible thereafter;

          (ii) Gartner fails to comply with Section 2.2(d) herein;

          (iii) Gartner fails to use commercially reasonable efforts to obtain the approval for listing of the Class B Common Stock on the NYSE in a manner that would reasonably be expected to permit consummation of the Distribution (A) on or prior to July 31, 1999 or (B) if, without violation of the foregoing, the Distribution is not consummated by such date, as promptly as possible thereafter;

          (iv) Gartner fails to use commercially reasonable efforts to obtain clearance from the SEC to mail the Proxy Statement as promptly as practicable after the date hereof;

          (v) Gartner fails to use commercially reasonable efforts to call a special meeting of stockholders to seek approval of the Recapitalization and the Governance Proposals to be held on or prior to July 16, 1999, except that the meeting so noticed may be adjourned solely to the extent necessary to obtain sufficient votes for approval;

          (vi) Pursuant to Section 4.3(c)(ii), Gartner takes any action that would otherwise be prohibited by Section 4.3(a); provided, however, if Gartner takes any action permitted under Section 4.3(c)(ii) to evaluate any Acquisition Proposal and Gartner promptly provides to IMS HEALTH (A) copies of any correspondence and other documents received from the person making such Acquisition

     Proposal (including the identity of such person, but excluding confidential business information of such person provided for due diligence unless IMS HEALTH executes an appropriate nondisclosure agreement acceptable to such person making the Acquisition Proposal), (B) copies of analyses, advice and other information provided in writing to the Board of Directors of Gartner in connection with such Acquisition Proposal, (C) copies of analyses, advice and other information provided in writing to management of Gartner by financial advisors to Gartner in connection with such Acquisition Proposal, (D) any advice regarding any revised proposal provided to Gartner by the person making such Acquisition Proposal (other than changes in terms or structure that are not material), and (E) any determination made by the Board of Directors of Gartner in response to such proposal, then IMS HEALTH shall not be relieved of its obligations under Section 4.3(a) until the earliest of (x) any public disclosure by the Gartner Board of Directors' approval or recommendation of any Acquisition Proposal, (y) any public disclosure by the Gartner Board of Directors of the withdrawal of its approval or recommendation of any of the transactions contemplated hereby or by the Recapitalization Agreement or (z) ten business days from receipt by Gartner of the Acquisition Proposal; provided further that IMS HEALTH shall not be ------- relieved of its obligations under Section 4.3(a) if, prior to the expiration of such 10-business day period, Gartner shall have ceased to evaluate, discuss or negotiate or take any other action with respect to such Acquisition Proposal and delivers to IMS HEALTH a certificate executed by an executive officer of Gartner to the foregoing effect;

          (vii) Gartner fails (x) to take any affirmative action or consummate any affirmative transaction specified by the terms of the IRS Ruling, the request for the IRS Supplemental Ruling or, if granted prior to such time, the IRS Supplemental Ruling or (y) takes any action or pursues any transaction (other than any action or transaction contemplated by this Agreement) or fails to take any actions or consummate any transaction which would reasonably be expected to adversely affect the IRS Ruling, the request for the IRS Supplemental Ruling or, if granted prior to such time, the IRS Supplemental Ruling;

         (viii) Gartner fails to use commercial reasonable efforts to obtain the approval of its stockholders of the Recapitalization or takes any action or makes any public statement inconsistent with the foregoing; or

          (ix) Gartner breaches or fails to comply with any of its material obligations set forth in this Agreement or the Recapitalization Agreement and fails to cure such breach or failure within 15 days following notice from IMS HEALTH.

     (c) Gartner shall be relieved of its obligations under Section 4.3(a) if:

          (i) IMS HEALTH breaches or fails to comply with any of its material obligations set forth in this Agreement or the Recapitalization Agreement and fails to cure such breach or failure within 15 days following notice from Gartner; or

          (ii) After receipt of a bona fide written Acquisition Proposal, the Board of Directors of Gartner in good faith determines, based upon the advice of its outside counsel regarding the Board's duties, that the Board will breach its fiduciary duties to stockholders of Gartner if it does not commence discussions or negotiations with the person making such Acquisition Proposal.

     SECTION IV.4 Public Announcements. Each of IMS HEALTH and Gartner agrees that no public release or announcement concerning the Recapitalization, Cash Dividend, or Stock Repurchase shall be issued by either party without the prior written consent of the other (which shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on each release or announcement in advance of such issuance.

     SECTION IV.5 Required Consents. Each of IMS HEALTH and Gartner shall use commercially reasonable efforts to obtain all of the consents, waivers or authorizations required in connection with the completion of the Recapitalization and the Distribution as are listed on Schedule 4.5 (the "Required Consents").


ARTICLE V.  DISPUTE RESOLUTION

     SECTION V.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Recapitalization Agreement or otherwise arising out of, or in any way related to this Agreement or the Recapitalization Agreement or the transactions contemplated hereby and thereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim between a party hereto and a third-party beneficiary hereof) (collectively, "Agreement Disputes"), the general counsels of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; provided further that in the event of any arbitration in accordance with Section 5.2 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or the Recapitalization Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

     SECTION V.2 Arbitration. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the number of arbitrators shall be one. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. ss.10(a) as in effect on the date hereof). If the parties are unable to agree on the arbitrator, the arbitrator shall be selected in accordance with the Rules; provided that the arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator. In resolving any dispute, the parties intend that the arbitrator apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including
(a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, in accordance with Section 6.17 hereof. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with
Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

     SECTION V.3 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement, the Transition Services Agreement, and the Recapitalization Agreement during

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                                                                             32



the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE VI.  INSURANCE

     SECTION VI.1 Separation of Insurance Coverages. Gartner shall take all reasonable steps necessary and appropriate to have in effect, on or prior to the Distribution Date or as soon thereafter as reasonably practicable, separate Policies in respect of Gartner Liabilities (including without limitation Liabilities which exist on the date of this Agreement or which arise prior to the Effective Time) to replace any insurance coverage provided to Gartner and its Subsidiaries under the Shared Policies.

     SECTION VI.2 Policy Rights. Each of IMS HEALTH and Gartner shall retain any and all rights of an insured party under each of the remaining Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations contemplated by this Article VI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies.

            SECTION VI.3 Post-Distribution Date Claims. (a) Administration. After the Distribution Date, IMS HEALTH shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Gartner Liabilities and IMS HEALTH Liabilities; provided that the assumption of such responsibilities by IMS HEALTH is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that IMS HEALTH's assumption of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy; and provided further that all direct or indirect communication with insurers relating to the Shared Policies shall be conducted by IMS HEALTH. IMS HEALTH may discharge its administrative responsibilities under this Section 6.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of IMS HEALTH relating to Claims Administration and Insurance Administration contemplated by this Section 6.3(a) shall be treated in accordance with the terms of the Transition Services Agreement, if still in effect with respect to insurance and risk management, or, if the Transition Services Agreement shall no longer be in effect with respect to insurance and risk management, then each of Gartner and IMS HEALTH shall be responsible for its own Claims Administration and Insurance Administration.

     (b) Exceeding Policy Limits. Gartner and IMS HEALTH shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Gartner or IMS HEALTH, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Gartner or IMS HEALTH or any defect in such claim or its processing.

     (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the remaining Shared Policies shall be paid to IMS HEALTH, which shall thereafter administer such Policies by paying the Insurance Proceeds to Gartner with respect to Gartner Liabilities and by retaining the Insurance Proceeds with respect to IMS HEALTH Liabilities. Payment of the allocable portions of Insurance Proceeds resulting from such Policies will be made by IMS HEALTH to Gartner as appropriate upon receipt from the insurance carrier (except as provided below in subclause (B) of clause (ii) of this Section 6.3(c)) and following consultation with Gartner. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by both of the parties hereto, the parties agree: (i) to allocate the first $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) of Insurance Proceeds received based upon the respective percentage of the total of their premiums paid for Shared Policies, except that in no event shall a party be entitled to Insurance Proceeds in excess of its Insured Claims and any amount recovered by such party in excess of such Insured Claims shall be available to the other party to the extent of its Insured Claims; and (ii) that all Insurance Proceeds in excess of $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) shall be payable to and retained by IMS HEALTH: (A) first, to the full extent of any Insured Claims of IMS HEALTH not satisfied by the first $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) of Insurance Proceeds; and
(B) second, to the full extent of any Insured Claims of Gartner, to be paid to Gartner only when and to the extent that (1) the aggregate Insurance Proceeds received by IMS Health in excess of $150 million (or, to the extent the aggregate limits on such Shared Policies are reinstated, $150 million plus such amount reinstated) exceed the sum of (A) the aggregate amount of such proceeds that have been paid to IMS Health in respect of Insured Claims of IMS Health (not Gartner) and (B) the aggregate amount of Insured Claims of IMS Health (not Gartner) that (x) IMS Health has previously submitted to the insurance carrier or carriers, (y) have not yet been paid to IMS Health, and (z) IMS Health continues to claim a right to receive payment on; and (2) it would be impossible for IMS Health to submit additional Insured Claims under the Shared Policies. Any party who has received Insurance Proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an

Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (d) Allocation of Deductibles. In the event that both parties have bona fide claims under any Shared Policy for which an aggregate deductible is reached, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by any such party (without giving effect to any deductible) bears to the total Insurance Proceeds received under the applicable Shared Policy, and any party who has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto.

     SECTION VI.4 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VI shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     SECTION VI.5 Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.


ARTICLE VII.  MISCELLANEOUS

     SECTION VII.1 Complete Agreement; Construction. This Agreement and the Recapitalization Agreement, including the Exhibits and Schedules hereto and thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     SECTION VII.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION VII.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement shall survive the Distribution Date.

     SECTION VII.4 Expenses. Except as set forth on Schedule 7.4 or as otherwise set forth in this Agreement or in the Recapitalization Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Recapitalization Agreement, and the Distribution and the other transactions contemplated hereby and thereby shall be charged to and paid by the party incurring such costs and expenses.

     SECTION VII.5 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) upon hand delivery, (ii) three (3) days after deposit in U.S. mail, postage prepaid, for first class delivery, (iii) one (1) business day following the business day of timely deposit with Federal Express or similar carrier, freight prepaid, for next business day delivery, and (iv) one (1) business day after the date of the transmission if sent by facsimile, provided that confirmation of transmission and receipt is confirmed and copy is promptly sent by first class mail, postage prepaid, and shall be sent to each party at the following respective address (or at such other address for a party as shall be specified by like notice):

            To IMS HEALTH:

            IMS Health Incorporated
            200 Nyala Farms
            Westport, CT 06880
            Telecopy:  (203) 222-4313
            Attn:  General Counsel

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Telecopy: (212) 455-2502
            Attn:  Joel S. Hoffman, Esq.

            To Gartner:

            Gartner Group, Inc.
            P.O. Box 10212
            56 Top Gallant Road
            Stamford, CT  06904
            Telecopy: (203) 316-6488
            Attn:  Michael Fleisher
                      Chief Financial Officer
           with a copy to:

           Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, CA  94304
           Telecopy: (650) 493-6811
           Attn:  Larry W. Sonsini, Esq.
                  Howard S. Zeprun, Esq.

     SECTION VII.6 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

     SECTION VII.7 Amendments. Subject to the terms of Section 7.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

     SECTION VII.8 Assignment. (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

     (b) Gartner will not distribute to its stockholders any material interest in any material Gartner Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a Gartner Business Entity for any interest in Gartner held by Gartner stockholders, or any similar transaction or transactions, unless the distributed Gartner Business Entity undertakes to IMS HEALTH to be jointly and severally liable for all Gartner Liabilities hereunder.

     (c) IMS HEALTH will not distribute to its stockholders any material interest in any material IMS HEALTH Business Entity (other than Cognizant Technology Solutions Corporation), by way of a spin-off distribution, split-off or exchange of interests in an IMS HEALTH Business Entity (other than Cognizant Technology Solutions Corporation) for any interest in IMS HEALTH held by IMS HEALTH stockholders, or any similar transaction or transactions, unless the distributed IMS HEALTH Business Entity undertakes to Gartner to be jointly and severally liable for all IMS HEALTH Liabilities hereunder.

     SECTION VII.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     SECTION VII.10 Termination. (a) Prior to the filing of the Certificate of Merger, this Agreement may be terminated

          (i)  by IMS HEALTH and Gartner by mutual consent;

          (ii) by IMS HEALTH or Gartner if the other party is materially in breach of any of its obligations or warranties herein or under the Recapitalization Agreement, and following notice from the other party fails to substantially correct such breach within 15 days;

         (iii) by Gartner if, following receipt of an Acquisition Proposal, the Board of Directors of Gartner in good faith determines, based upon the advice of its outside counsel regarding the Board's duties (which advice may be oral and later confirmed in writing), that the Board will breach its fiduciary duties to stockholders of Gartner if this Agreement is not terminated; provided that in such event Gartner shall pay the reasonable out-of-pocket fees and expenses of counsel to IMS HEALTH incurred in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby;

          (iv) by IMS HEALTH if the Board of Directors of Gartner shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Recapitalization, the Recapitalization Agreement, this Agreement or any of the transactions contemplated thereby or hereby, (ii) modify any such approval or recommendation in a manner adverse to IMS HEALTH or (iii) approve, recommend or enter into an agreement for any Acquisition Proposal; provided that in such event Gartner shall pay the reasonable out-of-pocket fees and expenses of counsel to IMS HEALTH incurred in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby or thereby;

          (v)  by IMS HEALTH if IMS HEALTH is relieved of its obligations under
               Section 4.3(a) pursuant to Section 4.3(b)(vi);

          (vi) by IMS HEALTH if IMS HEALTH in good faith believes that the IRS Supplemental Ruling in form and content substantially identical to the rulings requested in the request for the IRS Supplemental Ruling submitted to the IRS will not be forthcoming prior to the Declaration Date; or

          (vii) by IMS HEALTH or Gartner if the Recapitalization is not consummated by July 31, 1999.

     (b) Except (x) as set forth in paragraphs (a)(iii) or (a)(iv) above or (y) for any liability in respect of any breach of this Agreement by either party, no party shall have any liability of any kind to any other party or any other person as a result of the termination of this Agreement under paragraphs (a)(i),
(a)(iii), (a)(iv), (a)(v) or (a)(vi) above. After the filing of the Certificate of Merger relating to the Recapitalization, this Agreement may not be terminated except by an agreement in writing signed by both parties.

     SECTION VII.11 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date, except that, for purposes of this Section 7.11, Gartner shall not be considered a Subsidiary of IMS HEALTH.

     SECTION VII.12 Third Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     SECTION VII.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     SECTION VII.14 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     SECTION VII.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

     SECTION VII.16 Consent to Jurisdiction. Without limiting the provisions of
Article VI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.16. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION VII.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization, Cash Dividend and Stock Purchase are conditioned upon and are not severable from the Distribution, and that the Distribution is not severable from the Recapitalization, Cash Dividend and Stock Repurchase. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                    IMS HEALTH INCORPORATED


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    GARTNER GROUP, INC.


                                    By:
                                      ------------------------------------------
                                      Name:
                                      Title: